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                                                                    EXHIBIT 99.4


                              STARBASE CORPORATION

                            TECHNOLOGY BUILDERS, INC.

                      STOCK OPTION AND STOCK INCENTIVE PLAN


THIS SUPPLEMENT TO YOUR TECHNOLOGY BUILDERS, INC. NOTICE OF STOCK OPTIONS AND OPTION AGREEMENT is made and entered into as of February 23, 2001 by and between Starbase Corporation and ___________________ (the "Optionee").

                                                 STARBASE CORPORATION


                                                 By:
                                                     ---------------------------
                                                 Title:    Assistant Secretary

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CONVERSION TERMS OF TBI STOCK OPTION GRANT

     Starbase Corporation has assumed an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Technology Builders, Inc. Notice of Grant of Stock Options and Option Agreement, with the number of shares and exercise price converted as follows:


GRANT NUMBER:              ___________
DATE OF OPTION GRANT:      ___________


                                 TECHNOLOGY BUILDERS, INC.   STARBASE CONVERSION
                                 -------------------------   -------------------

       NUMBER OF OPTION SHARES:       ______________             _____________

       EXERCISE PRICE PER SHARE:      $_______                   $________



VESTING SCHEDULE:

This option shall be exercisable, in whole or in part, according to the vesting schedule stated in the Technology Builders, Inc. Notice of Grant of Stock Options and Option Agreement.


File this with your Technology Builders, Inc. Notice of Grant of Stock Options and Option Agreement.

TECHNOLOGY BUILDERS, INC. INCENTIVE STOCK OPTION